Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------


August 24, 2009


U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549


Re:   Northern Empire Energy Corp. (formerly Political Calls, Inc.)


Dear Sirs:

We were previously the principal auditors for Northern Empire Energy Corp. (formerly Political Calls, Inc.)(the "Company"), and we reported on the financial statements of the Company for the period from inception, August 23, 2006 to the fiscal year ending December 31, 2008, and reviewed the financial statements for the interim periods thereafter. We have read the Company's statements under Item 4.01 of its Form 8-K, dated August 24, 2009, and we agree with such statements.

For the most recent fiscal period through to our dismissal on August 24, 2009, there have been no disagreements between the Company and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.


Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


             6490 West Desert Inn Road, Las Vegas, NV 89146
                   (702) 253-7499 Fax (702) 253-7501

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